Prospectus Supplement                        Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 29, 1999)            Registration No. 333-91349


                               Johnson & Johnson

                                792,660 Shares
                                 Common Stock

                                  $61,107,000
                                  Guarantees

          This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson & Johnson's common stock those persons own and, together with Centocor's 4 3/4% Convertible Subordinated Debentures due 2005 those persons own, Johnson & Johnson's guarantees those persons own of those debentures.


                            SELLING SECURITYHOLDERS

          The information set forth in the table under the caption "Selling Securityholders" in the Johnson & Johnson prospectus dated December 29, 1999, relating to Johnson & Johnson common stock and Johnson & Johnson guarantees, as supplemented on March 24, 2000 and April 17, 2000, is supplemented to add the following:



                                               Common Stock                            Guarantees
                                    --------------------------------  --------------------------------------------
                                                         Number of      Principal                      Principal
                                        Shares            Shares         Amount     Percentage of       Amount
           Name of Selling           Beneficially     Registered for  Beneficially   Outstanding    Registered for
         Securityholder (1)            Owned (2)      Sale Hereby(3)    Owned($)     Guarantees     Sale Hereby($)
         ------------------         ---------------  ---------------  ------------ ---------------  --------------

 State Employees Retirement Fund of       2,724           2,724         210,000           *            210,000
 the State of Delaware

---------------

(1)  The information set forth herein is as of May 5, 2000.

(2) Assumes conversion of the full amount of the unrestricted and restricted Centocor debentures held by such holder at the conversion price in effect as of May 5, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted Centocor debentures held by such holder at the conversion price in effect as of May 5, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares. This prospectus also covers any additional shares of Johnson & Johnson common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

     * Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of May 5, 2000.


                  The date of this prospectus is May 5, 2000.